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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2003

    SEACOAST BANKING CORPORATION OF FLORIDA

(Exact Name of Registrant as Specified in Charter)

Florida	1-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, FL	34994
(Address of Principal Executive Offices)	(Zip Code)

(772) 287-4000

Registrant’s telephone number, including area code

Not Applicable

Former Name or Former Address, if changed since last report

Item 5.

Other Events and Required FD Disclosure

On October 15, 2003, the Registrant announced its financial results for the third quarter ended September 30, 2003.  A copy of the press release announcing the Registrant’s results for the third quarter ended September 30, 2003 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.

Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release dated October 15, 2003 with respect to Seacoast Banking Corporation of Florida’s financial results for the third quarter ended September 30, 2003.
99.2	Transcript of Registrant’s investor conference call held on October 16, 2003 to discuss the Registrant’s financial results for the third quarter ended September 30, 2003.
99.3	Charts referenced in the conference call held on October 16, 2003 to discuss the Registrant’s financial results for the third quarter ended September 30, 2003.

Item 9.

Regulation FD Disclosure

On October 16, 2003, the Registrant held an investor conference call to discuss financial results for the third quarter ended September 30, 2003.  A transcript of this conference call is attached hereto as Exhibit 99.2 and incorporated herein by reference.  Also attached as Exhibit 99.3 are two charts (available on the Registrant’s website) referenced in the conference call and incorporated herein by reference.  All information included in the transcript and the charts is presented as of September 30, 2003, and the Registrant does not assume any obligation to correct or update said information in the future.

The information in the preceding paragraph, as well as Exhibits 99.2 and 99.3 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filing under the Securities Act of 1933.

Item 12.

Results of Operations and Financial Condition

On October 15, 2003, the Registrant announced its financial results for the third quarter ended September 30, 2003.  A copy of the press release announcing the Registrant’s results for the third quarter ended September 30, 2003 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

(Registrant)

Dated:

October 16, 2003

By:    /s/ William R. Hahl

          Name:  William R. Hahl

          Title:  Executive Vice President & CFO

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 15, 2003 with respect to Seacoast Banking Corporation of Florida’s financial results for the third quarter ended September 30, 2003.
99.2	Transcript of Registrant’s investor conference call held on October 16, 2003 to discuss the Registrant’s financial results for the third quarter ended September 30, 2003.
99.3	Charts referenced in the conference call held on October 16, 2003 to discuss the Registrant’s financial results for the third quarter ended September 30, 2003.

EXHIBIT 99.1

Seacoast BANKING CORPORATION OF FLORIDA	News Release

Dennis S. Hudson, III

President and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

SEACOAST ANNOUNCES THIRD QUARTER NET INCOME

STUART, FL., October 15, 2003 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is First National Bank and Trust Company of the Treasure Coast, today reported net income of $3,415,000, or $0.22 diluted earnings per share (“DEPS”) comparable to the prior year’s net income for the same quarter of $3,507,000, or $0.22 DEPS.

“We are pleased with our performance for the third quarter, particularly the growth of commercial real estate loans and fees from mortgage loan production, both gaining as a result of our increasing presence in northern Palm Beach County,” commented Dennis S. Hudson, III, President and Chief Executive Officer.  “While our current operating results benefited from maintaining favorable credit quality and double-digit growth in low-cost/no-cost funding, the continuing decline in the net interest margin, a result of the low interest rate environment, has offset some very positive traditional lending and deposit results that we believe will begin to have favorable impacts on the margin as soon as the fourth quarter.”

The historical low interest rate environment and our strategy to reduce the relative size of our residential loan portfolio and increase the size of our commercial and consumer loan portfolios, caused overall loan growth to decline by 7.6 percent over the last twelve months.  After declining $26.6 million in the first quarter and $10.0 million in the second quarter, total loans grew $12.6 million in the third quarter of 2003 or an annualized 7.8 percent.   The opening of three branches in Palm Beach County has been very successful with loan growth for the quarter of $20.2 million and total outstandings of $45.2 million for this new market at September 30, 2003.

The Company’s SuperCommunity banking strategy has resulted in higher deposit balances from cross-selling of other products and improving operating margins.  Total deposits have grown by $74.0 million or 7.4 percent since September 30, 2002. Demand deposits increased $33.4 million or 18.9 percent over the last twelve months, and savings deposits, with an average cost of 0.59 percent, grew $61.5 million or 13.6 percent over the same period.  In Palm Beach County, deposits grew by $6.3 million in the quarter and now total $20.7 million with all but $5.4 million in transaction and savings accounts.

The net interest margin for the quarter was 3.44 percent, a decrease from the 4.17 percent achieved in the third quarter 2002 and nineteen basis points lower than last quarter’s margin of 3.63 percent.  Third quarter margin results were impacted by the continued sale of substantially all new residential loan production and high prepayments of loans and investment securities collateralized by residential mortgages.  Recent increases in interest rates (beginning in June of this year) have resulted in a significant reduction in loan and investment prepayments beginning in September 2003.  This, together with the diminished size of the residential portfolio, should result in an expansion of the Company’s net interest margin going forward.  The successful execution of the key strategies to improve loan yields by intentionally reducing the percentage of residential loans and increasing consumer and commercial loans will continue to be a vital factor in future net interest margin improvement.

A positive result of the long-term SuperCommunity Bank strategy is the Company’s success at maintaining and growing low-cost funding relationships.    The average cost of interest bearing deposits as a percent of earning assets for the quarter declined to 1.25 percent compared to 1.40 percent for the second quarter and 1.94 percent one year ago.  Likewise the deposit mix has become more favorable over time with noninterest demand deposits increasing to 19.5 percent of total deposits from 17.6 percent a year ago, and core interest bearing deposits remaining a strong 72+ percent of total deposits.

Mortgage banking fees increased to $1,098,000 or 74.3 percent over the third quarter 2002.  Total residential loan production exceeded $55 million during the quarter and production totals $209 million year-to-date.  The improvement is the result of a favorable rate environment, as well as increased market penetration and broader, more competitive, product offerings.  Also, in addition to three new residential lenders in Palm Beach County, the Company’s other branch locations within its footprint increased production, and now account for approximately thirty percent of originations. The Company intends to open three more Palm Beach locations in 2004 and 2005 to further enhance its commercial and residential lending capabilities.  Palm Beach County is the top wealth market in Florida, followed by Martin County, where the Company is headquartered and has the largest market share.

The improved year-over-year noninterest income growth was aided by increases in fee-based businesses, an increased customer base and market expansion.  Total noninterest income for the quarter increased $1,043,000 or 27.1 percent to $4.9 million from $3.8 million for the third quarter 2002.  For the quarter, fee income derived from the non-recourse sale of out-of-market marine loans increased to $903,000 over the prior year’s results of $189,000.  This fee-based business benefited from some companies exiting this business which allowed for the capture of greater market share through market expansion.  Late in 2002, the Company’s Seacoast Marine division added locations and personnel to better serve the U.S. western marine markets.  This expansion has resulted in the very strong growth in revenues year to date for this business.

Total noninterest income now represents over 30 percent of total revenues, up from 25 percent in the third quarter of 2002.  The increase occurred despite the negative impact of continued stock market volatility on retail investment management and brokerage fee income.  On a combined basis, these businesses declined $140,000 in the third quarter and $335,000 year to date, compared to results a year ago.  The decline in revenues from investment management has been disappointing and remains extremely challenging due to the economic environment and the uncertainties for improvement; however, continuing to provide these services is an important part of our SuperCommunity banking strategy.  In addition, when the economy does improve, these revenues should expand and contribute to future earnings results.

Noninterest expenses totaled $10.7 million for the quarter, up 7.5 percent from third quarter 2002.  A substantial portion of this increase was a rise in salaries and employee benefits attributable to the expansion into Palm Beach County and higher commissions and incentive compensation related to increases in revenues from the Company’s mortgage and marine fee-based businesses.

Nonperforming assets increased $771,000 from a year ago to $3.2 million or 0.48 percent of loans outstanding at September 30, 2003.  A secured loan, totaling approximately $2 million, was placed on nonaccrual in June 2003 and the collateral has now been acquired through foreclosure.

For the third quarter, the Company posted net recoveries totaling $29,000 compared to net charge-offs of $435,000 for the second quarter, $280,000 for the first quarter 2003 and $69,000 for the third quarter last year.  For the first nine months, annualized net charge-offs as a percent of average loans totaled 0.14 percent compared to 0.04 percent a year earlier and 0.10 percent for the last twelve months..  The allowance for loan losses as a percentage of loans totaled 0.92 percent at September 30, 2003, a small decline from 0.95 percent one year earlier.  Due to the continued excellent credit quality, lower loan balances and recent information from our internal credit monitoring system, there was no loan loss provision for the third quarter and year to date.  No provision for credit losses was made for all of 2002.

The Company’s solid capital levels provide a back-up against any potential economic deterioration and provide resources for its planned market expansion.  At September 30, 2003, the average shareholders’ equity to average assets was 7.80 percent compared to 7.95 percent one year earlier.

Seacoast management will host a conference call on October 16 at 9:00 a.m. (Eastern time) to discuss the earnings results and business trends.  Investors may call in by dialing 866-246-6870 (passcode: 3851538; leader: Dennis S. Hudson, III).  Two charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net under “Presentations”.  A replay of the call will be available beginning the afternoon of October 16 by dialing 888-211-2648 (domestic), using the passcode 3851538.

Seacoast Banking Corporation of Florida has approximately $1.3 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida’s Treasure Coast, one of the wealthiest and fastest growing areas in the nation.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as  "may", "will", "anticipate", “assume”, "should", “indicate”, "would", "believe", "contemplate", "expect", "estimate", "continue", “point to”, “project”, "could", "intend" or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and sensitivities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible loan losses, and the risks of mergers and acquisitions, including, without limitation, the related costs, including integrating operations as part of these transactions, and the failure to achieve the expected gains, revenue growth and/or expense savings from such transactions.

All written or oral forward looking statements attributable to the Company are expressly qualified in their entirety by this Cautionary Notice including, without limitation, those risks and uncertainties, described in the Company's annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements”, and otherwise in the Company's SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including the SEC’s website at http://www.sec.gov.

FINANCIAL HIGHLIGHTS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

Three Months Ended	Nine Months Ended
(Dollars in thousands,	September 30,	September 30,
except per share data)	2003	2002	2003	2002
Summary of Earnings
Net income	$ 3,415	$ 3,507	$ 10,188	$ 11,242
Core operating income (4)	3,418	3,512	10,959	10,962
Net interest income (1)	10,830	11,879	33,667	35,955

Performance Ratios
Return on average assets (2), (3)	1.04%	1.17%	1.05%	1.24%
Return on average
shareholders' equity (2), (3)	13.27	14.19	13.48	15.54
Net interest margin (1), (2)	3.44	4.17	3.65	4.16

Per Share Data (A)
Net income diluted	$ 0.22	$ 0.22	$ 0.65	$ 0.71
Net income basic	0.22	0.23	0.66	0.73
Cash dividends declared	0.13	0.09	0.33	0.27

September 30,	Increase/
2003	2002	(Decrease)
Credit Analysis
Net charge-offs year-to-date	$ 686	$ 201	241.3%
Net charge-offs to average loans	0.14%	0.04%	250.0
Loan loss provision year-to-date	$ --	$ --	--
Allowance to loans at end of period	0.92%	0.95%	(3.2)
Nonperforming assets	$ 3,225	$ 2,454	31.4
Nonperforming assets to loans and other
real estate owned at end of period	0.48%	0.34%	41.2

Selected Financial Data
Total assets	$ 1,319,431	$ 1,187,602	11.1
Securities – Trading (at fair value)	6,531	--	n/m
Securities – Available for Sale (at fair value)	471,995	346,870	36.1
Securities – Held for Sale (at amortized cost)	100,201	23,419	327.9
Net loans	657,951	712,038	(7.6)
Deposits	1,080,992	1,006,953	7.4
Shareholders' equity	103,476	98,883	4.6
Book value per share (A)	6.75	6.47	4.3
Tangible book value per share (A)	6.56	6.23	5.3
Average shareholders' equity
to average assets	7.80%	7.95%	(1.9)

(A)  Reflects 10% stock dividend paid as a stock split effective August 1, 2003.

(1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

(4) Net income excluding investment security gains and losses.

n/m = not meaningful

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

Three Months Ended	Nine months Ended
September 30,	September 30,
(Dollars in thousands, except per share data)	2003	2002	2003	2002

Interest on securities:
Taxable	$3,681	$3,614	$11,430	$10,686
Nontaxable	38	48	119	148
Interest and fees on loans	10,997	13,643	34,681	42,543
Interest on federal funds sold	18	43	59	466
Total Interest Income	14,734	17,348	46,289	53,843

Interest on deposits	759	1,261	2,526	3,887
Interest on time certificates	2,380	3,526	7,677	11,768
Interest on borrowed money	801	728	2,531	2,370
Total Interest Expense	3,940	5,515	12,734	18,025

Net Interest Income	10,794	11,833	33,555	35,818
Provision for loan losses	0	0	0	0
Net Interest Income After Provision for Loan Losses	10,794	11,833	33,555	35,818

Noninterest income:
Service charges on deposit accounts	1,279	1,321	3,698	3,808
Trust income	494	535	1,545	1,674
Mortgage banking fees	1,098	630	3,959	2,026
Brokerage commissions and fees	364	463	1,370	1,576
Marine finance fees	903	189	2,569	695
Debit card income	301	253	910	728
Other deposit based EFT fees	106	88	327	279
Other income	347	375	1,075	1,084
	4,892	3,854	15,453	11,870
Securities gains (losses)	(4)	(9)	(1,172)	455
Total Noninterest Income	4,888	3,845	14,281	12,325

Noninterest expenses:
Salaries and wages	4,214	3,940	12,646	11,555
Employee benefits	1,123	1,064	3,551	3,175
Outsourced data processing	1,367	1,183	3,968	3,614
Occupancy expense	977	831	2,947	2,491
Furniture and equipment expense	451	503	1,377	1,537
Marketing expense	492	498	1,560	1,525
Legal and professional fees	339	367	1,117	1,147
FDIC assessments	44	44	126	131
Amortization of intangibles	24	63	150	189
Other expense	1,637	1,428	4,906	4,327
Total Noninterest Expenses	10,668	9,921	32,348	29,691

Income Before Income Taxes	5,014	5,757	15,488	18,452
Provision for income taxes	1,599	2,250	5,300	7,210

Net Income	$3,415	$3,507	$10,188	$11,242

Per share common stock (A):
Net income diluted	$0.22	$0.22	$0.65	$0.71
Net income basic	0.22	0.23	0.66	0.73
Cash dividends declared	0.13	0.09	0.33	0.27

Average diluted shares outstanding	15,620,117	15,709,955	15,644,581	15,733,118
Average basic shares outstanding	15,326,353	15,320,082	15,322,684	15,373,489

(A)  Reflects 10% stock dividend paid as a stock split effective August 1, 2003.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	December 31,	September 30,
(Dollars in thousands)	2003	2002	2002

Assets
Cash and due from banks	$40,919	$49,571	$42,762

Federal funds sold and interest bearing deposits	255	251	18,695

Securities:
Trading (at fair value)	6,531	--	--
Available for sale (at fair value)	471,995	466,278	346,870
Held for sale (at amortized cost)	100,201	32,181	23,410
Total Securities	578,727	498,459	370,289

Loans sold and available for sale	6,162	13,814	14,317

Loans	664,091	688,161	718,871
Less: Allowance for loan losses	(6,140)	(6,826)	(6,833)
Net Loans	657,951	681,335	712,038

Bank premises and equipment	16,777	16,045	16,078
Other real estate owned	2,029	8	119
Other assets	16,611	21,814	13,304
	$1,319,431	$1,281,297	$1,187,602

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$210,771	$184,524	$177,331
Savings deposits	512,433	472,976	450,975
Other time deposits	268,824	279,255	286,123
Time certificates of $100,000 or more	88,964	93,785	92,524
Total Deposits	1,080,992	1,030,540	1,006,953

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	63,746	102,967	35,855
Other borrowings	65,000	40,000	40,000
Other liabilities	6,217	7,043	5,911
	1,215,955	1,180,550	1,088,719

Shareholders' Equity
Preferred stock	--	--	--
Common stock	1,710	1,555	1,555
Additional paid in capital	26,839	26,994	26,887
Retained earnings	93,901	89,960	87,474
Treasury stock	(17,841)	(18,578)	(18,402)
	104,609	99,931	97,514
Other comprehensive income (loss)	(1,133)	816	1,369
Total Shareholders’ Equity	103,476	100,747	98,883
	$1,319,431	$1,281,297	$1,187,602

Common Shares Outstanding	15,325,274	15,279,001	15,290,385

Note:  The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

Quarters
2003	2002	Last 12
(Dollars in thousands, except per share data)	Third	Second	First	Fourth	Months

Operating Ratios
Return on average assets (2),(3)	1.04%	1.09%	1.02%	1.32%	1.11%
Return on average shareholders' equity (2),(3)	13.27	14.08	13.07	16.24	14.12
Net interest margin (1),(2)	3.44	3.63	3.89	4.02	3.85
Average equity to average assets	7.84	7.74	7.81	8.12	7.87

Credit Analysis
Net charge-offs	$ (29)	$ 435	$ 280	$ 7	$ 693
Net charge-offs to average loans	(0.02)%	0.26%	0.16%	0.00%	0.10%
Loan loss provision	$ --	$ --	$ --	$ --	--
Allowance to loans at end of period	0.92%	0.94%	0.99%	0.99%
Nonperforming assets	$ 3,225	$ 3,238	$ 1,901	$ 2,249
Nonperforming assets to loans and other real estate owned at end of period	0.48%	0.50%	0.29%	0.33%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	0.18	0.49	0.29	0.33

Per Share Common Stock (A)
Net income diluted	$ 0.22	$ 0.23	$ 0.21	$ 0.26	$ 0.92
Net income basic	0.22	0.23	0.21	0.26	0.93
Cash dividends declared	0.13	0.10	0.10	0.10	0.43
Book value per share	6.75	6.63	6.56	6.59

(A)  Reflects 10% stock dividend paid as a stock split effective August 1, 2003.

(1) Calculated on a fully taxable equivalent basis using amortized cost.

(2) These ratios are stated on an annualized basis and are not necessarily indicative of ratios which may be expected for the entire year.

(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

(Dollars in thousands)

SECURITIES	September 30, 2003	December 31, 2002	September 30, 2002

Mortgage-backed	$6,531	$--	$--
Securities Trading	6,531	--	--

U.S. Treasury and U. S. Government Agencies	1,599	2,508	2,531
Mutual funds	0	292	295
Mortgage-backed	464,220	456,655	336,383
Other securities	6,176	6,823	7,661
Securities Available for Sale	471,995	466,278	346,870

U.S. Treasury and U. S. Government Agencies	4,998	0	0
Mortgage-backed	92,254	28,555	19,557
Obligations of states and political subdivisions	2,949	3,626	3,862
Securities Held for Investment	100,201	32,181	23,419
Total Securities	$578,727	$498,459	$370,289

LOANS	September 30, 2003	December 31, 2002	September 30, 2002

Real estate construction	$93,516	$77,909	$71,932
Real estate mortgage	449,528	478,123	513,518
Installment loans to individuals	78,933	91,307	95,172
Commercial and financial	41,934	40,491	37,983
Other loans	180	331	266
Total Loans	$664,091	$688,161	$718,871

CONSOLIDATED QUARTERLY AVERAGE BALANCES, YIELDS AND RATES (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

2003	2002
Third Quarter	Second Quarter	Third Quarter
	Average	Yield/		Average	Yield/		Average	Yield/
(Dollars in thousands)	Balance	Rate		Balance	Rate		Balance	Rate

Assets
Earning assets:
Securities:
Taxable	$575,915	2.56	% $	555,142	2.68	% $	374,898	3.86%
Nontaxable	2,924	7.93		2,980	8.05		3,653	7.99
Total Securities	578,839	2.58		558,122	2.71		378,551	3.90

Federal funds sold and other
short-term investments	7,265	0.98		6,769	1.19		9,933	1.72

Loans, net	662,425	6.60		671,740	7.00		742,176	7.30

Total Earning Assets	1,248,529	4.69		1,236,631	5.03		1,130,660	6.10

Allowance for loan losses	(6,123)			(6,542)			(6,867)
Cash and due from banks	31,240			47,638			34,386
Premises and equipment	16,858			16,339			15,257
Other assets	11,472			11,687			12,976

	$1,301,976			$1,305,753			$1,186,412

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW (including Super NOW)	$61,928	0.47	% $	66,854	0.58	% $	55,841	0.92%
Savings deposits	154,759	0.51		150,818	0.55		147,232	0.96
Money market accounts	290,248	0.67		283,526	0.79		256,811	1.20
Time deposits	365,558	2.58		375,143	2.75		376,684	3.71
Federal funds purchased and securities sold under agreements to repurchase	50,596	0.60		62,430	0.83		35,664	0.90
Other borrowings	65,000	4.43		65,000	4.49		40,000	6.42

Total Interest-Bearing Liabilities	988,089	1.58		1,003,771	1.73		912,232	2.40

Demand deposits (noninterest-bearing)	205,740			196,451			171,255
Other liabilities	6,069			4,406			4,905
Total Liabilities	1,199,898			1,204,628			1,088,392

Shareholders' equity	102,078			101,125			98,020

	$1,301,976			$1,305,753			$1,186,412

Interest expense as a % of earning assets	1.25%	1.40%	1.94%
Net interest income as a % of earning assets	3.44	3.63	4.17

(1) On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.

Exhibit 99.3

Seacoast Banking Corporation of Florida

Transcript of Third Quarter 2003 Earnings Release Conference Call

October 16, 2003

<Conference Call>
<Confirmation Number: 3851538>

<Date: October 16, 2003>
<Time: 9:00 a.m. EST>
<Header: Seacoast Banking Corporation of Florida>
<Host: Dennis Hudson IIII>

<Length of Call: 60:00>

OPERATOR:  Good day, ladies and gentlemen, and welcome to the Seacoast Banking Corporation’s third quarter earnings release conference call.  At this time all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require assistance during the conference, please press star, then zero, on your touch-tone telephone.  As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Dennis Hudson, Chief Executive Officer of Seacoast Banking Corporation.

Mr. Hudson, you may begin.

DENNIS HUDSON III, CHIEF EXECUTIVE OFFICER, SEACOAST BANKING CORPORATION:  Thank you very much.

First of all I’d like to introduce the other participants in the room here.  We have Doug Gilbert, our Chief Operating Officer.  Doug is also President of our bank subsidiary.  And also with us today is Bill Hahl, our Chief Financial Officer.

Yesterday we reported earnings for the quarter of $3.4 million or 22 cents per share.  Our results this quarter were comparable to the results produced last quarter, this despite the quarter being our most seasonally challenging quarter.

We’re very pleased with our progress, particularly the continued growth in revenues from our fee businesses, as well as growth in the balance sheet.

During last quarter’s conference call we stated that we anticipated overall loan growth to re-emerge later in the year.  I’m pleased to report that this is, indeed, happening and, in fact, is happening even earlier than we anticipated.  Loan balances grew by an annualized 7.8 percent in the quarter, with strong performance in the commercial and commercial real estate area.  And increases in interest rates that began to occur late last quarter have begun to significantly slow loan prepayments.

We expect these factors, when combined with continued solid growth in consumer loans and the resumption of modest growth in our residential portfolio, will contribute to continued overall loan growth from here on out.

Solid growth in core deposit funding continued during the quarter.  Total deposits grew by over seven percent year-over-year, with double-digit growth in low-cost and no-cost deposits, and negative growth in higher cost time deposits.  Demand deposits now total almost 20 percent of total deposits.

All of this, the completion of the re-mixing of our loan portfolio to emphasize higher yielding asset classes and steady continued growth in relationship based core deposit funding, should now begin to produce solid overall balance sheet growth.  Moreover, every dollar of that growth is being produced by expansion of existing relationships and acquisition of new relationships.

As you know, we recently entered the Palm Beach County market and I think our success there, in just a few months, speaks to the talent of our people and their ability to execute on our customer-focused relationship promise.

Now I’m going to turn the call over to Bill Hahl, who will further review our results for the quarter.

WILLIAM R. HAHL, CHIEF FINANCIAL OFFICER, SEACOAST BANKING CORPORATION:  Thanks, Denny.

Let’s begin with discussing loan production for the first nine months and in the third quarter, the highlights related to the quarter, and year-to-date increases in non-interest income, before concluding with comments on deposit growth and the margin.

Commercial lending originations, primarily commercial real estate, continue to improve and totaled approximately $131 million for the first nine months.  This is very significant, given our loan restructuring strategy, and is a great improvement over 2002 where a total of $83 million was originated for the entire year.  The expansion into Palm Beach County has added over $45 million to loans outstanding at September 30, with $20 million of this increase occurring in the third quarter.  Commercial and commercial real estate outstandings have increased a total of $40 million for the year or 13.6 percent.

I ask you to refer to the slide regarding our loans outstanding that we posted on our website for this conference call.  Our strategy to reduce the relative size of our residential loan portfolio and increase the size of our commercial and consumer loan portfolios, as well as the historical low interest rates, initially resulted in declines in loans outstanding for the years 2001 and 2002.

However, with a steeper yield curve slowing loan prepayments, the successful expansion this year into Palm Beach County, and the continued growth in the company’s existing markets, loan growth resumed in the third quarter 2003 at the annualized rate of 7.8 percent.  Further, we believe the current rate of growth should accelerate going forward to double digits over the next 12 months.

Mortgage bank originations were again solid for the quarter with production of $55 million versus $68 million in the second quarter.  This quarter’s production and year-to-date results all were originated within the company’s footprint with over 30 percent of the originations from our branches.  We have the best branch coverage of any competitor on the Treasure Coast and, in addition to mortgage loans, the branches originate direct consumer loans.  Consumer loans increased nearly six percent annualized during the third quarter.

Moving to the highlights for non-interest income, the improved year-over-year non-interest income growth was aided by increases in fee-based businesses, increased customer base and market expansion.  Noninterest income now represents over 30 percent of total revenues, up from 25 percent a year ago.

Mortgage banking revenues for the quarter totaled $1.1 million or 74.3 percent greater than the prior year third quarter, and year-to-date are up $1.9 million over the first nine months of 2002.  The expansion into Palm Beach County has assisted in expanding these revenues as well as the favorable interest rate environment and broader more competitive product offerings.  The company intends to open three more Palm Beach locations in 2004 and 2005 to further enhance its lending capabilities.

The company’s marine finance division, which we started in year 2000 in Fort Lauderdale to leverage off our 30-year history of making marine loans in our local markets, is primarily a fee-based business with loan production personnel in Florida and California.  Fee income generated from the sale of non-recourse marine loans totaled $903,000 for the quarter, a slight increase over the second quarter total of $859,000.  This business has benefited from market expansion as a result of some companies exiting this business.  For the first nine months of 2003, $144 million in loans have been originated, compared to $92 million for all of 2002.  We do portfolio in market marine loans and currently have approximately $20 million outstanding at quarter end.

Key to our long-term profitability is growing our affluent customer base on the Treasure Coast and our broad assortment of wealth management products and services.  Revenues generated from trust and investment management services in the third quarter were impacted by market volatility as well as seasonality.  Third quarter results were off $140,000 from the year-earlier third quarter.  However, these services remain an important part of our strategy, and when the economy does improve, we believe these revenues should grow into the high single digits as they did during the more favorable period of 1999 to 2000.

My next comments will be about deposit growth over the past 12 months and the positive change in mix that has occurred.  Please refer to the slide included on our website for this call.  A positive result of long-term SuperCommunity bank strategy is the company’s success at maintaining and growing low-cost funding relationships.  Deposit growth for the past 12 months totaled $74 million or 7.4 percent, with nearly $34 million or an increase of 18.9 percent in non-interest-bearing deposits, as well as an increase of 62 million or 13.5 percent in low-cost NOW and savings deposits.

Deposit growth included the addition of $6 million in deposits in Palm Beach County in the third quarter.  Deposits in Palm Beach County totaled $21 million at the end of the quarter, with all but $5.4 million in DDA, NOW and savings.

Third quarter margin results were impacted by low interest rates and high prepayments of loans and investment securities collateralized by residential mortgages.  The approximate 100-basis-point-plus increase in yield in June 2003 has resulted in a significant reduction in loan and investment prepayments beginning in September 2003 and should result in an expansion of the company’s net interest margin going forward.

Continued loan growth over the remainder of 2003 together with a reduction in the loan prepayments, when simulated in our ALCO model, suggests an expansion of the company’s net interest margin in the range of 20 to 25 basis points in the fourth quarter.

As Denny indicated at the beginning of the call, we believe our strategies are aligned with promoting long-term increases in shareholder value driven by more businesses and households served, balance sheet growth while maintaining superior asset quality, and expanded fee-based revenues.

HUDSON:  Thanks, Bill.

You know, in spite of some remarkable accomplishments, we have indeed been challenged this past year with some rather significant margin compression.  While many in the industry have likewise seen a declining net interest margin over the past year, ours has been further impacted by our decision in late 2001 to virtually cease the booking of any long-term, fixed-rate residential credit into our portfolio.  In fact, I would suggest that those companies who have reported improved margins over the past year have done so entirely due to their continued booking of very long duration assets.  As a result, we believe we’re in a strong position to benefit from the current interest rate environment, and more importantly, we’re well positioned for any volatility in rates that may occur over the long term.

In last quarter’s call, I stated that we were beginning to see signs that the rapid liquidation of our residential portfolio was beginning to moderate and that we might see a return to balance sheet growth later this year or early in 2004.  We stated on that call that we weren’t quite sure when this would occur, but we were sure that it would occur.  Well, we think we’ve reached that inflection point this quarter, in fact.

Recall that prior to this quarter, in fact for the nine consecutive prior quarters, while we have seen great growth in commercial and consumer loans, we have reported overall negative growth in total loans.  With the return of overall loan growth, we believe we can now shift our expectations to expanding net interest income through both an expansion of the balance sheet and an expansion of the net interest margin.

Now I’d like to open the floor to any questions anybody has and if the moderator could please help us out here.

OPERATOR:  Thank you.

If you have a question at this time, please press the one key on your touch-tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Once again, ladies and gentlemen, if you’d like to ask a question at this time, please press one on your touch-tone telephone.  One moment for questions.

Our first question comes from the line of Arielle Whitman of Sandler O’Neill.

Your line is open.

ARIELLE WHITMAN, SANDLER O’NEILL:  Hi, good morning, guys. Great job; very impressive quarter.

I was wondering, Denny or Bill, if you could expand on the language in the release which was extremely positive in terms of margin expansion next quarter.  And I’m wondering if you could expand on your thoughts with respect to that?

HUDSON:  Well, I think you know, and we’ve stated, that we’ve been hampered by negative loan growth …

WHITMAN:  Yes.

HUDSON:  … for quite some time.  It’s been offset by some tremendous growth in fee-business revenues …

WHITMAN:  Yes.

HUDSON:  … for all the reasons that we’ve been talking about the last couple of years.  We now think the margin has the potential to increase over the next several quarters due to the return of loan growth.  That’s predicated on continued good volumes as we’ve been reporting the last few quarters.  Again, looking out over the next quarter, we think that’s doable.  But I think the dynamics of the balance sheet have been transformed over the last 18 months or so, and they will continue to be transformed going forward, and that’s potentially very positive for the margin, again, assuming we continue to have good volumes and assuming that our strategy – our market extension – continues to work as well as it has been working.  I guess we’re feeling increasingly confident that it is working and, therefore, we’ve actually made some forward statements that we believe make some sense.

WHITMAN:  OK.  Thank you.

HUDSON:  Thank you.

OPERATOR:  Thank you.

Our next question comes from the line of David Honald of KBW.

Your line is open.

DAVID HONALD, KBW:  Good morning.

HUDSON:  Morning, David.

HONALD:  Do you think you could expand a bit on the commercial real estate growth you’ve been experiencing, which markets that’s coming out of?  And then just as a follow-up to the margin issue, do you think you could talk about your securities portfolio strategy that’s baked into your expectations for an improving margin.  Will the portfolio stay the same size, increase, decrease and that kind of thing?  Thanks.

HUDSON: Doug, I don’t know if you wanted to make a comment on the commercial growth.  I mean, it’s been across markets.

DOUGLAS GILBERT, CHIEF OPERATING OFFICER, SEACOAST BANKING CORPORATION:  Absolutely, it’s been across all markets, but we’ve had some real help from our expansion into Palm Beach County and all of our markets have been relatively strong from the commercial real estate and commercial standpoint.  But, again, a big pick-up from Palm Beach County, which we are pleased with and it’s leading, if not exceeding, our expectations in that market.

The pipeline, especially in Palm Beach County, is very encouraging.  So the volume – it all depends on the economy – but it appears the volumes will continue when you look at our pipeline.

HUDSON:  I’d remind everybody that, in our past releases and discussions and some of our presentations, we’ve mentioned that there has been some turmoil in the Palm Beach County market with the recent sales that have occurred over the last 12 months.  It’s been helpful to us to take advantage of some of that turmoil.  Although we’ve also been, I think, pretty effective in going after the “large and clumsy” national competitors that are there as well, and that continues throughout the footprint and throughout the market.

So I think Doug is right – the market extension was a big part of this transformation in the loan portfolio.  It was planned from the beginning as a vital component to the whole transformation that we’ve been undergoing the last couple of years.  But let’s not overlook the fact that we continue to have very positive results in our historical markets here in the fast-growing Treasure Coast.

Bill, did you want to address the second part of David’s question regarding the margin and our investment portfolio?

HAHL:   Yes.  The investment portfolio – we don’t see it growing significantly going forward, and the yield on that portfolio is improving, as the amount of prepayments has begun to decline.  We saw a significant improvement in the yield in the month of September with a slowdown in prepayment activity, and going forward we think there’s more expansion in that.  We came in at about a 2.58 for the quarter, and we see the yield on the portfolio going north of three percent over the next couple of quarters.

So, it’s a short portfolio – the average duration is about 2.2 years and doesn’t really extend if interest rates begin to rise.  It also has sort of “cooked in the books” – no matter what happens in terms of interest rates, about $100 million in prepayments will come in over the next twelve months – well over 2004 slightly more than that – if you look over the next 12 months, it will probably be close to $150 million going from the third quarter forward.

Does that answer your questions, David?

HONALD:  Yes, thank you.

HAHL:  OK.

OPERATOR:  Thank you.

Our next question comes from the line of Kelly Hinkle of McConnell Budd.

Your line is open.

KELLY HINKLE, MCCONNELL BUDD:  Hi, guys.

HAHL:  Hi, Kelly.

HUDSON:  Good morning, Kelly.

HINKLE:  I was wondering if you can comment on why other companies are leaving the marine lending business?

GILBERT:  Well, that’s very tough.  There’s only been a few of them who have exited.  But, as you know, it’s a very cyclical business and it’s a very tough business to keep the proper personnel in.  It takes a tremendous amount of expertise to be successful in that business.  And we stated before that we’re very lucky that we have probably two of the best people in the country running that business for us.  So it’s just a very tough business.

HUDSON:  I don’t know if it was exiting the business as much as it was kind of rationalizing their strategy.  There were opportunities that we took advantage of over the last several years related to acquisitions that occurred over a period of time.  These were very small businesses that, through acquisitions of other banks, ended up part of very, very large players, specifically Bank of America and Wachovia.  And I think the contributions those businesses were making to those companies were beyond inconsequential.  They were very, very small and it probably was something that very definitely made sense for them.  I don’t know that it was driven by performance problems as much as it was driven by strategic thinking.  And I think for us, being a little quicker and a little more nimble, – and again, as Doug said, with some great people in those businesses who have been at it for a very long period of time and have a lot of experience – I think it made sense – for them and for us.

HINKLE:  All right, that explains it.  Thank you.

HUDSON:  Thank you.

OPERATOR:  Thank you.

Our next question comes from the line of John Pandtle of Raymond James.

Your line is open.

JOHN PANDTLE, RAYMOND JAMES:  Thank you and good morning.

HUDSON:  Good morning.

HAHL:  Morning.

PANDTLE:  I was wondering if we could drill down a little more on the issue of the balance sheet and funding over the next 12 months?  Expecting this up-tick in loan growth, Bill, I was a little surprised to hear you say that the investment securities would not increase.  I would think maybe they would decline.  Do you have any intention of funding better loan growth, you know, through run off in the investment securities portfolio?

And then also on the margin as a separate question, could you update us on the maturity schedule of your CD book?

HAHL:  CDs, as Denny has mentioned, over the last couple of years, we’ve allowed negative growth in that category.  In terms of maturities, the CD portfolio right now is probably 80 percent less than a year.  It’s definitely run down and what we’ve been able to maintain and retain through our relationship strategies has been the shorter CDs at this point.  So the funding on CDs is relatively short.

Does that answer your question, John?

PANDTLE:  Oh, I guess I’m wondering if there is an opportunity to incrementally drive your costs down?

HAHL:  No, not significantly going forward.  The add-on rate has been around like 120 – but like I said, a lot of that is three to six months, and less than a year CDs.  That’s why it’s important that we’ve significantly grown core deposits and lower cost deposits over this period of time – and we see that continuing because of the great footprint that we have, the amount of branches that we have, and our convenience factor.

And as Denny said, in Palm Beach County it’s going against the – what did you say it was, the slow and clumsy?

HUDSON:  Yes.  Large and clumsy I believe.

HAHL:  Large and clumsy, that’s it.

HUDSON:  Your question on the investment portfolio – I think Bill mentioned that we did not expect to see growth in the investment portfolio due to our earlier conversation on loan growth.  And you’re absolutely right, if, indeed, we continue to have some decent loan growth, that could potentially drive the size of that investment portfolio down.  But remember, over the next few quarters we move into a positive seasonal impact where we should have some seasonal deposit growth …

PANDTLE:  Right.

HUDSON:  … as well as the secular growth we’ve been seeing over the last year or so.

So we may not see it grow but it’s unlikely to decline, I guess I would say, over the next couple of quarters anyway. Bill?

HAHL:  Sure.

PANDTLE:  OK, great.  Thank you.

HUDSON:  Thank you.

OPERATOR:  Thank you.

Our next question comes from the line of Gary Tenner of SunTrust Robinson Humphrey.

Your line is open.

GARY TENNER, SUNTRUST ROBINSON HUMPHREY:  Thanks.  My questions have largely been answered.  Just wanted to see if you could comment on the size of your trust assets at quarter-end versus the end of the second quarter?

HUDSON:  The assets were up slightly due to the market and continue feed from the pipeline.  But it’s been a real challenging year for trust and investment management; revenues, as you heard earlier, are off and so forth.  Again, we’re beginning to see some positive signs in terms of those balances turning back positive again due to some decent growth in new business and due to market improvement on the equity side.

I think our equity performance year-to-date is slightly beating some of the market indexes.  I think the accounts that we follow very carefully on the equity side are up a little over 15 percent year-to-year – or year-to-date this year.

But we’re beginning to see some positive signs.  I don’t know that we’re ready to say everybody’s got their wits back about them now and are pouring in, but we’re seeing some definite positive signs.

TENNER:  OK.  So in terms of the trust assets, you said they were up slightly at the end of the third quarter versus the end of the second quarter?

HUDSON:  Yes.  They currently stand at roughly $200 million.

TENNER:  OK.

HUDSON:  And, of course, you know, that in addition to that, we have our brokerage company…

TENNER:  Right.

HUDSON:  … and the client assets held there.  And again, we’re beginning to see some signs of positive growth there, but it’s been a very challenging couple of years.

TENNER:  OK.  Thank you.

OPERATOR:  Thank you.

Again, ladies and gentlemen, if you’d like to ask a question, please press one at this time.

We have a follow-up question from the line of David Honald of KBW.

Your line is open.

HONALD:  Yes.  I’ve just got a quick follow-up for Bill.  In terms of the margin outlook that you have for the near term, what sort of shape and level of the yield curve have you baked into the simulation model?

HAHL:  Really we’re at that right now, David.  We’ve not really changed it.  It’s been up and down, as you know, since June – we mentioned approximately 100 basis points of steepening.  I think that’s pretty accurate even today – a few weeks back it wasn’t.  But that’s essentially where we are.

What we’ve seen in terms of the reaction – it took a couple of months to see a slowdown in the prepayments in our own residential portfolio as well as the investments – the hangover from the lower interest rates and the re-fis that were in the pipeline got carried out.  But [there was] significant slowdown in September.  So far, it looks like that will continue in October, at least on the investment side.

Does that answer your question about …

HONALD:  Thanks, it does, yes.

OPERATOR:  Thank you.

Our next question comes from the line of David Barr of Fig Partners.

The line is open.

DAVID PARR, FIG PARTNERS:  Hi, guys, great quarter.

HUDSON:  Thank you.

PARR:  Just wondering if you could talk a little bit about your branching strategy and if acquisitions make sense?

HUDSON:  Again, we’ve previously discussed our entry into Palm Beach County, that’s where we’ve been branching recently.  We opened two full-service branch offices in February or so of this year.  I would say they were up and running strongly with a full group of professionals later in the year.  We also opened earlier than that a small loan production office that is technically a branch but ultimately will be folded into some newer branches we’re opening.

Going forward, as Bill stated earlier, we have three additional offices that will be opening beginning late in the third quarter of next year and then they’ll layer in over the ensuing 12 months.  We think two will be open later next year, and then one, hopefully, early in ’05.   They’re all very significant and visible locations, we think, in Palm Beach County.

We’ve also focused our brick-and-mortar expansion in Palm Beach County in the north end of the market.  The north end of that market is very, very fast growing and we think has a population base that is very likely to enjoy banking with our SuperCommunity banking strategy.  So we’re really focusing very acutely on the fast-growing north end of the market – that’s where all the recent growth is occurring in Palm Beach County.  And, yet, we’re executing a commercial strategy deeper into Palm Beach County.  We’re offering deposit pick-up services deeper into Palm Beach County.  And over time, we may look at other opportunities there.

In terms of acquisitions, again, it’s not something that we’ve been able to make sense of at this point.  We’re very interested in not only adding earnings accretion, if we did an acquisition, but also have it be a good strategic fit, and to date, nothing has made sense.  There are very few community banks left in Palm Beach County today.  The few that are there are very, very small and many of them have very unusual operating strategies that they’re executing at the moment that, again, we don’t think make a lot of sense for us.  So we don’t have any great plans for acquisitions.

Therefore, we’re looking at de novo entry deeper into Palm Beach County as we go through time.  And we think that will really build fundamental value.  It will also assist us in maintaining our credit culture and credit quality as we go forward with loan production in Palm Beach County.

So, I rambled on a little bit there, but that kind of gives you a background as to what our current thinking is.

You know, we’ve built a franchise here in the Treasure Coast that is very logical and very powerful.  We have tremendous deep penetration within the franchise on the order of 25 percent or so of market share throughout the Treasure Coast, a very significant position.  We’re right on top of Wachovia in terms of dollar size here in the Treasure Coast.  We’re by far one of the larger organizations here and in our oldest market we have an even greater penetration.  Again, we don’t want to dilute the tremendous value we’ve created here, and so we’re being very careful about our geographic expansion in to Palm Beach County to make sure it’s likewise very logical and will build, over the long term, a very deep penetrating position, particularly in the fast-growing north end of the market.

Also, let me point out that there’s been some local news here in the Palm Beach County market over the last few weeks with the announcement that the Scripts Foundation, a big research foundation headquartered in La Hoya, California, is opening their first branch in northern Palm Beach County.  And it’s a very significant development for the state of Florida with very significant growth and very high-income jobs that will impact northern Palm Beach County, something you’ll probably be hearing more about.

GILBERT:  If I could add to what Denny said – we continue to keep our eyes open and continue to look at any possible acquisitions, whether it be in Palm Beach County or elsewhere that, as Denny said, make sense strategically and that fit within our culture.  So we’re not discounting acquisitions.  We continue to look.  They’re just very difficult to find.

HUDSON:  Right.

OPERATOR:  Again, ladies and gentlemen, if you’d like to ask a question, please press one at this time.

Our next question comes from the line of Ross Haberman of Haberman Funds.

Your line is open.

ROSS HABERMAN, HABERMAN FUNDS:  How are you, gentlemen?  Nice quarter.

Could you just review your de novo plans for this coming fiscal year?  Where and how many do you plan to open?

HUDSON:  Yes, I think we just reviewed that, but essentially what we said is we’re looking at three additional offices.  Two of those will be opened in late 2004 and one of them will be opened sometime in 2005, hopefully in the first half of 2005.

HABERMAN:  And those will all be within the Palm Beach metro area?

HUDSON:  Yes, they’ll be in the Palm Beach County, in the northern part of the county.  They are in communities known as Jupiter, Tequesta, and for any of you that are familiar with the market, they’re all concentrated in the Palm Beach Gardens area and north.

Specifically the three offices will be located on major east-west corridors that connect I-95 and U.S. 1, in particular those are North Lake Boulevard, PGA Boulevard, and Indiantown Road in Jupiter.  They will compliment the existing two full-service offices that are currently open and those are both located on U.S. 1.

HABERMAN:  And could you give us an update on how some of the existing de novos, which you’ve opened up in the last year, have been coming along in terms of generating deposits, and what your breakeven expectations are there?

HAHL:  Sure, currently, as we’ve indicated in the previous comments, the branches as well as the loan production office have added $45 million in loans outstanding and a total of about $20 million in deposits – and that doesn’t include the mortgage banking revenues that has come out of Palm Beach County.  As Denny mentioned, that was layered on later than February, more like later in …

HUDSON:  June.

HAHL:  … later in June.

So with the fees coming out of Palm Beach County coupled with the current structure of loans, [which total] $45 million, and the $20 million in very low cost deposits – as I mentioned, only about $5.4 million is time and the rest is lower cost deposits –on a fully allocated basis, we are nearing breakeven in the month of September – very, very close, and that’s fully allocating expenses.  Right now, on a direct basis, they are beyond breakeven.

HABERMAN:  OK, thank you.

HAHL:  OK.

OPERATOR:  This concludes the question-and-answer session.

Mr. Hudson, I would now like to turn the conference back to you.

HUDSON:  Well, thank you very much, we appreciate your attendance today.  And as always, don’t hesitate to give any of the three of us a phone call if you have further questions.  Thank you very, very much and we look forward to reporting on our year-end results in January.

OPERATOR:  Ladies and gentlemen, this concludes today’s conference.  Thank you for your participation.  You may now disconnect and have a good day.

END

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